Exhibit 10.9

TULLY’S COFFEE CORPORATION

SUMMARY OF EMPLOYMENT

Name:	Kristopher S. Galvin (“Employee”)

Position:	Vice President, Chief Financial Officer

Reports To:	President, Chief Executive officer

Responsibilities:	Responsibilities include all aspects of the financial affairs of the Tully’s Coffee Corporation (“Company”), including the Retail, Wholesale and International business units. Officer of the Company. Member of Executive Leadership Team. Secretary to the Board of Directors.

Base Salary:	$150,000.00 annually. Employee shall receive an annual performance appraisal and be eligible for salary adjustments.

Car Allowance:	$600.00/month and subject to statutory tax withholdings.

Bonus Potential:	Employee shall be eligible for an annual bonus award (percentage of base salary) based on a Board approved EBITDA target for each fiscal year. The annual bonus award and payout is at the sole discretion of the Board. The payout targets will be as follows:

FY 2003*
% EBITDA (Achieved vs Target)	% Bonus (% Base Salary)
Less than 100%	Discretionary
100%	35.0% payout
100% + $1.0 million	50.0% payout
100% + $1.8 million	75.0% payout

FY 2004 & Beyond*
% EBITDA (Achieved vs Target)	% Bonus (% Base Salary)
Less than 100%	Discretionary: up to $37,500
100%	50.0% payout
125%	67.0% payout
Greater than 125%	67.0% plus sliding scale

Note: There will be a ratable calculation for bonus payout between EBITDA hurdles.

Benefits:	Employee eligible for participation in Company’s executive benefit program including medical, dental, vision and death benefits.

Options:	Employee shall receive the following non-qualified options subject to the vesting, exercise and other general terms and conditions contained in the Company’s 1994 Stock Option Plan:

# Shares	Share Exercise Price
100,000	$0.01/share
75,000	$1.78/share
50,000	$2.50/share

Note: Additional option grants may be issued from time to time as recommended by the CEO and approved by the Board.

Severance:	Employee shall receive six (6) months severance (of annual base salary) if terminated by Company. Executive shall not receive severance if terminated for cause, nor if executive voluntarily resigns. Termination for cause shall include: (1) felony conviction, (2) employee theft, fraud, or gross dishonesty (3) moral turpitude, (4) willful insubordination or (5) any action that is injurious to the Company’s reputation or business. Employee must sign the Company’s standard employee release document to receive severance. Severance payout shall be made monthly in accordance with Company’s normal payroll policy.

Term:	Employment may be terminated by either Employee or the Company on 30 days written notice, subject to the severance provisions as outlined above.

Other:	Employee is subject to the Company’s standard Confidentiality Agreement.

Tully’s Coffee Company		Employee

Date:	June 21, 2002	Date:	June 21, 2002

By:	/s/ Anthony J. Gioia	By:	/s/ Kristopher S. Galvin
Title:	President, CEO	Title:	VP, CFO